FREE WRITING PROSPECTUS Dated November 25, 2009	Filed Pursuant to Rule 433 Registration No. 333-157910

PxgDetails$562mm+  HDMOT 09-4(Auto Loan) TALF ELIGIBLE

LEADS:  JPM(struc)/BNP/Citi,RBS                   CO-MGRS:  DB, MS                            **ALL  POT**

CL	SIZE MM	WAL	M/S	ExpFnl	LglFnl	Pxing	Coup	$	%
A1	142.000	0.33	P-1/A-1+	07/15/10	12/15/10	IL–2	0.28603	100.00	0.28603
A2	162.000	0.99	Aaa/AAA	05/15/11	10/15/12	EDSF+70	1.16	99.99392	1.169
A3	154.000	1.85	Aaa/AAA	04/15/12	02/17/14	EDSF+90	1.87	99.98248	1.887
A4	42.000	2.50	Aaa/AAA	08/15/12	07/15/14	IS+110	2.40	99.98081	2.420
B	22.668	2.76	Aa3/AA	10/15/12	09/15/14	IS+175	3.19	99.98242	3.218
C	39.831	3.04	A2/A	03/15/13	06/15/17	N/A

PRICING SPEED:	1.5% ABS
FXD/FLT?:	Fixed
CLEAN-UP CALL:	10%
TALF ELIGIBLE?:	Yes
TALF HAIRCUTS:	A2: 7%, A3: 8%, A4: 9%
EXPECTED PRICE:	10:30 EST
EXPECTED SETTLE:	12/10/09
CUSIPS:	A1	-41283JAA8,	A2	-41283JAB6,	A3	-41283JAC4,
	A4	-41283JAD2,	B	-41283JAE0,	C	-41283JAF7
OFFERING TYPE:	All classes are public

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.